UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

March 20, 2009

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on Friday, May 15, 2009 at 3:00 p.m. local time at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037.

The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect as directors the two nominees named in the attached proxy statement; (ii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) transact such other business as may properly come before the meeting. You will note that our board of directors recommends a vote “FOR” the election of each of the two director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the Annual Meeting and thank you for your support.

John D. Weil

Chairman

John R. Hart

President and Chief Executive Officer

PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PICO Holdings, Inc.’s 2009 Annual Meeting of Shareholders will be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on Friday, May 15, 2009 at 3:00 p.m. (PDT) for the following purposes:

1.	ELECTION OF DIRECTORS. To elect as directors the two nominees named in the attached proxy statement, S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD, to serve for three years until the Annual Meeting of Shareholders in 2012 and until their respective successors have been duly elected and qualified.

2.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2009 financial statements.

3.	To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

Our board of directors recommends a vote for Items 1 and 2. Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The board of directors has fixed the close of business on March 16, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only shareholders of record of our common stock, $0.001 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Important Notice regarding the availability of proxy materials for the shareholder meeting to be held on May 15, 2009. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2008. Pursuant to rules promulgated by the United States Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2008, are available at our web site at http://investors.picoholdings.com/financials.cfm, which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

1.	By Internet: go to www.investorvote.com;
2.	By toll-free telephone: call 1-800-652-VOTE (8683); or
3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any Proxy may be revoked by delivery of a later dated Proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

John R. Hart

President and Chief Executive Officer

Dated:    March 20, 2009

PICO HOLDINGS, INC.

875 Prospect Street, Suite 301

La Jolla, California 92037

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2009

PICO Holdings, Inc.’s board of directors is soliciting proxies for the 2009 Annual Meeting of the Shareholders. This proxy statement and proxy card contain information about the items you will vote on at the annual meeting. Distribution of these documents to shareholders is scheduled to begin on or about March 30, 2009. We pay the cost of soliciting proxies. The meeting will be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California at 3:00 p.m. (PDT) on Friday, May 15, 2009. The proxy may be revoked by appropriate written notice at any time before it is exercised or by voting in person at the meeting.

At the meeting the following matters will be considered:

1.	To elect as directors the two nominees named herein, S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD to serve for three years until the Annual Meeting of Shareholders in 2012 and until their respective successors have been duly elected and qualified.

2.	To ratify Deloitte & Touche LLP as our independent registered public accounting firm to perform the annual audit of our 2009 financial statements.

To transact such other business as may be properly brought before the meeting and any adjournment of the meeting.

An electronic version of this proxy statement is available on our website at http://investors.picoholdings.com/financials.cfm.

Our principal executive office is located at 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (858) 456-6022.

SOLICITATION AND VOTING

Annual Report to Shareholders and Form 10-K

A copy of our Annual Report to Shareholders for 2008, including our Form 10-K for the year ended December 31, 2008 (which is not a part of our proxy soliciting materials), accompanies this proxy statement. The annual report and these proxy solicitation materials are being mailed on or about March 30, 2009 to all shareholders entitled to vote at the meeting. In most cases, only one annual report and proxy statement is being delivered to multiple shareholders sharing an address unless we have received a written or oral request for a separate copy of the annual report and proxy statement.

A separate copy of the annual report and proxy statement can be requested by calling us at (858) 456-6022 or by sending us a written request at:

875 Prospect Street

Suite 301

La Jolla, California 92037

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request delivery of a single copy of the annual report and proxy statement by either calling the number listed above or by sending a written request to the address listed above. The Form 10-K for the year ended December 31, 2008 and the exhibits filed with it are available at our web site at http://investors.picoholdings.com/financials.cfm. Upon request by any shareholder at the address or telephone number listed above, we will promptly furnish a copy of any or all exhibits to the Form 10-K for the year ended December 31, 2008.

Voting Information

Record Date. The record date for our annual meeting is March 16, 2009. On the record date, there were 18,840,392 shares of our common stock outstanding.

Voting Your Proxy. Only shareholders of record as of the close of business on March 16, 2009 are entitled to vote at our annual meeting and any adjournment thereof. Except for shares held by our subsidiaries, which will not be voted at the annual meeting, each share of common stock entitles the holder to one vote on all matters brought before the annual meeting. Shareholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet, or (3) by telephone. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow the shareholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the postage paid envelope provided. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the annual meeting, the shares of our common stock represented by the proxy will be voted (1) FOR the election of each of the two director candidates nominated by the board of directors; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Cumulative Voting. In voting for the election of directors, all shareholders have cumulative voting rights if at least one shareholder gives notice, whether at the annual meeting or prior to the voting, of the shareholder’s intention to cumulate votes. If cumulative voting is permitted in the election of directors, the proxy holders will have discretion as to the manner in which votes represented by the proxy are to be cumulated, unless the proxy indicates the manner in which such votes are to be cumulated. Accordingly, each shareholder may cumulate such voting power and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such shareholder’s votes on the same principle among two or more candidates, as such shareholder sees fit. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

Revoking Your Proxy. A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it any time before it is exercised by: (1) executing and delivering a later dated proxy card to our corporate secretary prior to the annual meeting; (2) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (3) attending and voting in person at the annual meeting.

Vote Required. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.

If a quorum is present, the two nominees for election as directors receiving the highest number of votes will be elected. The following will not be votes cast and will have no effect on the election of any director nominee: (1) a share whose ballot is marked as withhold; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

If a quorum is present, the approval of the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and all other matters that properly come before the meeting, require that the votes cast for such actions exceed the votes cast against such actions. As with the election of directors, abstentions and broker non-votes will have no effect on the proposal to ratify the selection of Deloitte & Touche LLP or other proposals.

Proxies and ballots will be received and tabulated by Computershare Investor Services, LLC, our transfer agent and the inspector of elections for the annual meeting. Except for contested proxy solicitations or as required by law, proxy cards and voting tabulations that identify shareholders are kept confidential.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees and Continuing Directors

We have a classified board of directors. Our directors are divided into three classes, with each class serving a three-year term. The terms of office of each class end in successive years. Pursuant to Section 3.2 of our bylaws, our total number of directors has been established at seven. Two of our directors are to be elected at our 2009 annual meeting for terms ending at the meeting in the year 2012 or until their respective successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders named on the enclosed form of proxy intend to distribute the votes represented by proxies in such proportions as they deem desirable to elect the two nominees named below or their substitutes. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the meeting, a substitute nominee will be recommended to the board by the Nominating Committee. See “Security Ownership of Certain Beneficial Owners and Management” for the number of shares of our common stock beneficially owned by these nominees.

The board of directors, at the recommendation of our Corporate Governance and Nominating Committee, has nominated S. Walter Foulkrod III, Esq. and Richard D. Ruppert, MD for election as directors at our annual meeting on May 15, 2009 for terms ending in 2012. A majority of the independent directors approved the nomination for election to the board of Mr. Foulkrod and Dr. Ruppert and each of the nominees has consented to be nominated and to serve if elected.

Information Regarding Nominees and Directors

The following table and biographical descriptions set forth certain information with respect to the two nominees and our other five directors, each of whom are currently serving and, unless otherwise specified, have served continuously since he was previously elected, based on information furnished to us by each such director. The following information is as of February 1, 2009, unless otherwise specified.

Name	Age	Term Expires	Director Since	Positions Held with the Company (other than Director)
S. Walter Foulkrod*	67	2009	1996
Richard D. Ruppert*	77	2009	1996
Carlos C. Campbell	71	2010	1998
Kenneth J. Slepicka	52	2010	2005
John R. Hart	49	2011	1996	President and Chief Executive Officer
Ronald Langley	64	2011	1996
John D. Weil	68	2011	1996

*	Nominees for terms ending in 2012

The following provides certain biographical information with respect to the two nominees and the other five directors.

Nominees for Directors to be Elected in 2009 With Terms Ending in 2012

S. Walter Foulkrod has served as a member of our board of directors since 1996. Mr. Foulkrod is an attorney and a member of the Dauphin County Bar Association and the Pennsylvania Bar Association. From 2000 to 2006, he was a member of Foulkrod Ellis Professional Corporation, Attorneys at Law and prior to that was the sole owner of S. Walter Foulkrod, III & Associates, Attorneys at Law from 1994 to 2000. From 1984 to 1994, Mr. Foulkrod served as President and Chairman of Foulkrod, Reynolds & Havas, P.C.

Richard D. Ruppert has served as a member of our board of directors since 1996. Dr. Ruppert is a physician and has served as a director of our subsidiary, Physicians Insurance Company of Ohio, since 1998. Dr. Ruppert currently serves as Trustee and has previously served as President of the Ohio Historical Society from 2006 to 2008. He is also a Trustee of the Fort Meigs Historical Society and an Emeritus President and an Emeritus Professor of Internal Medicine at Medical College of Ohio. Dr. Ruppert was President of the American Society of Internal Medicine from 1992 to 1993 and President of the Medical College of Ohio from 1978 to 1993.

Directors Whose Terms Continue Through 2009

Carlos C. Campbell has served as a member of our board of directors since 1998. Mr. Campbell has been President of C.C. Campbell & Co., a strategic advisory company, since June 1985. Mr. Campbell has served as a director of Herley Industries, Inc. since 2005 and of Resource America, Inc. since 1990. In addition, Mr. Campbell was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

Kenneth J. Slepicka has served as a member of our board of directors since 2005. Mr. Slepicka is currently the Chief Executive Officer of Synthonics Inc., an early stage biotechnology company. In addition, Mr. Slepicka has served as President and Treasurer of SBC Warburg Futures Inc. from 1994 to 1998 and as Executive of Fixed Income Trading for O’Connor & Associates from 1985 to 1994. He has also held risk advisor and portfolio manager positions in the financial services industry. Mr. Slepicka has served as a member of the FIA Steering Committee and the Federal Reserve FCM Working Group and as a Governor of the Board of Trade Clearing Corporation. He is also a former member of the Chicago Board of Trade, Chicago Mercantile Exchange, Chicago Board of Options Exchange, and Pacific Options Exchange. Mr. Slepicka was also a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies, filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

John R. Hart has served as our President and Chief Executive Officer and as a member of our board of directors since 1996. Mr. Hart also serves as an officer and/or director of our following subsidiaries: Physicians Insurance Company of Ohio (President, Chief Executive Officer, and director since 1993), Vidler Water Company, Inc. (Chairman since 1997 and Chief Executive Officer since 1998), Citation Insurance Company (Chairman since 1996), and Nevada Land and Resource Company, LLC (Chairman and Chief Executive Officer since 1997). Mr. Hart was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

Ronald Langley has served as a member of our board of directors since 1996 and served as our Chairman from 1995 to 2007. Mr. Langley is currently a private investor. Mr. Langley previously served as an officer and/or director of our following subsidiaries: Physicians Insurance Company of Ohio from 1993 to 2007 (as Chairman from 1995 to 2007), Vidler Water Company, Inc. from 1995 to 2007, Citation Insurance Company from 1996 to 2007, and Nevada Land and Resource Company, LLC from 1997 to 2007. In addition, Mr. Langley was a director of HyperFeed Technologies, Inc., our 80% owned subsidiary. On November 29, 2006, HyperFeed Technologies filed a petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court, District of Delaware.

John D. Weil has served as a member of our board of directors since 1996. Mr. Weil served as our Lead Director from May 2007 until he was elected our Chairman in February 2008. Mr. Weil has also served as a member of the board of directors of Allied Health Products, Inc. and Baldwin & Lyons, Inc. since 1997. Mr. Weil currently serves as President of Clayton Management Company, an investment company, and has served in this capacity since 1978.

Vote Required for Election of Each Director

The two nominees for election as directors receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2009.

Although ratification by shareholders is not required by law, the board of directors has determined that it is desirable to request approval of this appointment by the shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders. In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 31, 2008 and December 31, 2007:

	2008	2007
Audit Fees	$998,875	$995,520
Tax Fees	868,950	612,951
Audit-Related Fees	27,675	27,675
All Other Fees	-0-	-0-

Total	$1,895,500	$1,636,146

Audit Fees consist of fees we paid for (i) the audit of our annual financial statements included in our Annual Reports on Forms 10-K and reviews of our quarterly financial statements included in our Quarterly Reports on Forms 10-Q; (ii) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory audits or consents; and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Tax Fees consist of fees for professional services for tax compliance, which totaled $494,250 and $295,895 in 2008 and 2007, respectively, and tax planning and advice services, which totaled $374,700 and $317,056 in 2008 and 2007, respectively. These services included assistance regarding United States federal, state, local and international tax return preparation, tax audits and appeals, and advice on structuring potential mergers, acquisitions and disposals, altering employee benefit plans, and intra-group restructuring.

Audit-Related Fees consist of fees we paid for the audit of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust.

The Audit Committee has determined that the provision of non-audit services listed above is compatible with the independence of Deloitte & Touche LLP.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has recommended, and the board of directors has approved, pre-approval guidelines for all audit and non-audit services to be provided by the independent registered public accounting firm. These pre-approval guidelines are:

(1)	At the earliest possible date, management shall inform the Audit Committee of each audit or non-audit service which management desires our independent registered public accounting firm to perform.

(2)	Management shall promptly provide to the Audit Committee detailed information about the particular services to be provided by our independent registered public accounting firm.

(3)	The supporting documentation provided to the Audit Committee by management shall be sufficiently detailed so that the Audit Committee knows precisely what services it is being asked to pre-approve.

(4)	The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. All such pre-approvals shall be presented to the full Audit Committee at the Audit Committee’s next scheduled meeting.

Vote Required for Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all the votes cast on the matter at the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Carlos C. Campbell, S. Walter Foulkrod, III, Esq., Richard D. Ruppert, MD, Kenneth J. Slepicka and John D. Weil are “independent directors” as defined by listing standards for the Nasdaq Global Market. The independent directors have regularly scheduled executive session meetings at which only the independent directors are present. Executive sessions are led by our Chairman, Mr. Weil. An executive session is held in conjunction with each regularly scheduled quarterly board meeting and other sessions may be called by the Chairman in his own discretion or at the request of the board of directors.

Committees of the Board of Directors

The board of directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Our audit and compensation committees are composed solely of independent directors. Our corporate governance and nominating committee is not composed entirely of independent directors. As a result, any nominations for our board of directors must be approved by a majority of our independent directors. The committees operate pursuant to written charters, which are available on our website at http://investors.picoholdings.com/governance.cfm. The following table sets forth the three standing committees of the board, the members of each committee during the last fiscal year and the number of meetings held by each committee.

Name of Director	Audit	Compensation	Corporate Governance and Nominating
Carlos C. Campbell	✓	✓	✓
S. Walter Foulkrod, III, Esq.	✓		Chair
John R. Hart
Richard D. Ruppert, MD	Chair	✓
Ronald Langley			✓
Kenneth J. Slepicka	✓	✓
John D. Weil		Chair
Number of Committee Meetings in 2008	5	1	3

Audit Committee. The Audit Committee consists of Dr. Ruppert (Chairman) and Messrs. Campbell, Foulkrod, and Slepicka, none of whom has been or is an officer or employee of our company. Each member of the Audit Committee, in the judgment of the board of directors, is independent as that term is defined in the listing standards for the Nasdaq Global Market. In 2008, this committee met five times. The functions of the Audit Committee include: (a) meeting with the independent registered public accounting firm to review their reports on their audits of our financial statements, their comments on our internal control over financial reporting and the action taken by management with regard to such comments; (b) reviewing auditor independence; (c) issuing an Audit Committee report to shareholders; and (d) the appointment of our independent registered public accounting firm. The Audit Committee has the authority, in its discretion, to order interim and unscheduled audits to investigate any matter brought to its attention and to perform such other duties as may be assigned to it from time to time by the board of directors.

Compensation Committee. The Compensation Committee consists of Messrs. Weil (Chairman), Slepicka and Campbell, and Dr. Ruppert. None of its members is or has been an officer or employee of our company, and the board of directors has determined that each member of the Committee is independent as that term is defined in the listing standards for the Nasdaq Global Market. The Compensation Committee met one time in 2008. The functions of the Compensation Committee include: (a) reviewing and approving the overall executive compensation program for our officers and the officers of our subsidiaries; (b) considering and reviewing compensation levels for services as a member of the board; (c) approving individual executive officer compensation packages; and (d) recommending to the board modifications of the compensation package for the

Chief Executive Officer, Chief Operating Officer and other elected officers. The Compensation Committee’s goals are to attract and retain qualified directors and key executives critical to our long-term success, to reward executives for our long-term success and the enhancement of shareholder value, and to integrate executive compensation with both annual and long-term financial results. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met three times in 2008. Its members consist of Messrs. Foulkrod (Chairman), Campbell and Langley. Mr. Campbell and Mr. Foulkrod are not and have not been an officer or employee of our company. In the judgment of the board of directors, Mr. Campbell and Mr. Foulkrod are independent as that term is defined in the listing standards for the Nasdaq Global Market. Mr. Langley was our employee until he resigned effective December 31, 2007.

The Corporate Governance and Nominating Committee works with the board of directors to determine the appropriate characteristics, skills, and experience for the board as a whole and its individual members. In evaluating the suitability of individual board members, the Corporate Governance and Nominating Committee and the board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. These factors, and others considered useful by the Corporate Governance and Nominating Committee, will be reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. After assessing the perceived needs of the board, the Corporate Governance and Nominating Committee identifies specific individuals as a potential source of director candidates with relevant experience. The priorities and emphasis of the Corporate Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective board members. The Corporate Governance and Nominating Committee establishes procedures for the nomination process and recommends candidates for election to the board. Consideration of new board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the board. In 2008, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders; however, such recommendations must be submitted in writing to our corporate secretary along with the candidate’s resume and any other relevant information. Because our Corporate Governance and Nominating Committee is not composed entirely of independent directors, any nominations for our board of directors must be approved by a majority of our independent directors.

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board of directors has determined that Richard D. Ruppert, MD is “independent” and qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the Securities Exchange Act of 1934, as amended.

Directors’ Attendance

In 2008, there were four meetings of the board of directors. All of the directors attended 75% or more of the aggregate of their respective board and committee meetings.

It is the policy of the board that each director, in the absence of extenuating circumstances, should attend our annual meeting in person. All directors attended our 2008 annual meeting except for Mr. Langley, who was out of the country on business at the time of the annual meeting.

Shareholder Nomination of Directors

Nominations for director candidates that are made by the shareholders must be in writing and delivered or mailed to our corporate secretary not less than 60 days prior to the meeting for consideration. However, such proposals may not be included in our proxy materials for our 2010 annual meeting of our shareholders if we do not receive them on or before November 15, 2009. Such nominations must include the information regarding each nominee required by our bylaws. Nominations not made according to these procedures will be disregarded. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders, when submitted in writing along with the candidate’s resume and any other relevant information. A copy of the Corporate Governance and Nominating Committee’s Charter is posted on our website at http://investors.picoholdings.com/governance.cfm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for our executive officers. The committee generally seeks input from management and often requests reports and recommendations from the Consulting Division of Silverton Bank (formerly known as The Bankers Bank), an independent compensation consultant. This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and the fiscal year 2008 amounts shown in the executive compensation tables that follow.

Our compensation programs are designed to support our business goals and promote economically sustainable growth. This section of the proxy statement discusses the principles underlying our compensation policies and the practices and decisions of the Compensation Committee with respect to our named executive officers. For the year ended December 31, 2008, our named executive officers were our chief executive officer, John R. Hart, our chief financial officer, Maxim C.W. Webb, and our three other most highly compensated executive officers: Richard H. Sharpe, Damian C. Georgino, and W. Raymond Webb.

2008—The Year In Review

Though our net income for 2008 increased over the prior year, the global financial and economic crisis and steep decline in investor and business confidence in 2008 had a negative impact on our business. Our book value per share declined and as a result, none of the named executive officers received a bonus or incentive payout.

2009—The Year Ahead

We expect to continue to face a very challenging economic environment throughout 2009. It is difficult to predict the effects that the unprecedented global financial and economic crises will have on our financial performance. As a result, the Compensation Committee evaluated compensation for 2009 with a goal of balancing retention of our executive officers with our compensation philosophy and costs to us. With that in mind, the Compensation Committee determined that it was in the company’s best interest to retain Messrs. Sharpe, M. Webb, and Georgino through three year term employment agreements that formalize our compensation arrangement with each of them.

Our Compensation Philosophy and Programs

Our compensation philosophy centers on the principle of aligning pay and performance. We focus on developing an overall compensation package that helps to recruit, retain and motivate qualified executives upon whom we rely for our current and future success.

We have designed our compensation programs to achieve the following primary objectives:

•	pay for performance,
•	recruit, retain and motivate the highest quality executive officers who are critical to our success,
•	align the interests of our named executive officers and other employees with those of our shareholders, and
•	promote excellent corporate governance.

The following table lists the components of our total executive compensation and the primary purpose of each.

Component	Objectives and Basis	Form
Base salary	Provide base compensation that is competitive for each role.	Cash

Annual incentive awards	Annual incentive to drive company and individual performance; attract executive talent and retain executives through potential wealth accumulation.	Cash

Long-term incentives	Long-term incentive to drive company performance and align the interests of our named executive officers and other employees with those of our shareholders; retain and motivate named executive officers through long-term vesting and potential wealth accumulation.	Stock-settled stock appreciation rights, stock options, restricted stock, restricted stock units, performance awards, deferred compensation awards, and other stock-based awards

Retirement benefits	Recruit and retain our named executive officers.	401(k) plan; non-qualified deferred compensation plan

Insurance and other benefits	Provide for the safety and wellness of our named executive officers.	Various

Termination and severance benefits	Recruit and retain our named executive officers.	Various, including cash and accelerated vesting of long-term incentives

Before 2009, we did not establish specific benchmarks to compare compensation we pay our executive officers against that paid by our peer groups. In setting compensation for 2008, we used a strategy that employed both a subjective and a formulaic approach. The Compensation Committee considered the prevailing general compensation practices of comparable companies in relevant industry segments, while recognizing our unique and diversified operations and assets. Our management gathered cost of living data and compensation information on our peer group, which was determined in 2007 by Silverton Bank, and made those findings to the Compensation Committee, who ultimately approved of the specific levels of the various elements of compensation for our named executive officers for 2008, as discussed below.

As described under “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ending December 31, 2008, we are a diversified holding company. To maximize long-term shareholder value, our strategic mission is to manage operations to achieve a superior return on net assets by:

•	Building and operating businesses with unique assets that we believe have potential to create significant value; and

•	Acquiring businesses that we identify as undervalued and where our management participation in operations can aid in the recognition of the businesses’ fair value as well as create additional value.

This business strategy requires a management team with demonstrated expertise in asset acquisition, investment, and financial management and business operations of acquired entities in local as well as international markets. This team must review, operate and manage a broad and diversified range of investments, assets, and operations that currently include water resources and storage, real estate, and insurance, but may include related or unrelated businesses in the future.

Goals of the Compensation Program

The Compensation Committee attempts to align compensation paid to our named executive officers with the value that they achieve for our shareholders. We offer all six elements of compensation listed above under “Our Compensation Philosophy and Programs.” However, the Compensation Committee focuses primarily on the combination of total cash compensation (base salary and annual incentive awards) and long-term incentives, because we believe these elements are the most critical and influential to attract, retain, and motivate executives with the skill sets necessary to maximize shareholder value.

The Role of the Compensation Committee in Determining Executive Compensation

Our Compensation Committee is a standing committee. The Compensation Committee is composed of independent, outside directors within the meaning of Section 162(m) of the Internal Revenue Code and independent, non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, who also meet the independence requirements of the Nasdaq Global Market. John D. Weil is Chairman of the committee. The other committee members are Carlos C. Campbell, Richard D. Ruppert, MD, and Kenneth J. Slepicka.

The Compensation Committee is responsible for assuring that all of our executive compensation decisions are developed, implemented, and administered in a way that supports our fundamental philosophy that a significant portion of executive compensation is linked to our performance. To this end, the committee oversees and administers all of our executive compensation and benefit plans and policies, administers the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (including reviewing and approving grants of awards under the 2005 Long-Term Incentive Plan), and annually reviews and approves individual elements of the named executive officers’ total compensation package.

The Compensation Committee recognizes the importance of its role to maintain sound principles for the development, maintenance, and administration of compensation and benefit programs, and has taken steps to enhance our ability to carry out these responsibilities. Recent examples of these steps include:

•

The Compensation Committee has periodically retained independent compensation consultants. The Compensation Committee engaged Silverton Bank in 2007 and 2009 in connection with its review of the compensation packages to our executive officers. The results of the 2007 engagement impacted our compensation decisions for our 2008 fiscal year.

These independent compensation consultants do not advise our management, and do not receive any fees from us other than consulting fees for advice rendered to the Compensation Committee.

•

In February 2008, the Compensation Committee reviewed and revised its charter to reflect its goals and objectives. A copy of the Compensation Committee’s Charter is posted on our website at http://investors.picoholdings.com/governance.cfm.

The Role of Consultants and Management in the Executive Compensation Process

Consultant’s Role. In early 2007, the Compensation Committee engaged Silverton Bank to assist with the transition of executive management functions between Ronald Langley, our former Chairman who retired on December 31, 2007, and Mr. Hart. With respect to our executive officers, the consultant was asked to:

•	develop a transition plan for Messrs. Langley and Hart in 2007; and

•	identify our comparable companies and report on the current cash compensation levels of those peer companies for the top two executive positions.

Our Compensation Committee directed Silverton Bank to compile a peer group of companies in industry categories that were comparable to our businesses and strategies. Such criteria included both of the following:

•	those in which management teams must have asset acquisition, investment, operational, and financial management skills similar to those required to implement our strategy; and

•	those in the industries in which we made acquisitions and conduct operations.

Based on that criteria, Silverton Bank recommended the peer group companies listed below in 2007. The list, which is categorized by type of company, was reviewed and confirmed by the Compensation Committee. The Compensation Committee carried forward the peer group companies and used them in setting compensation for 2008.

Peer Group Companies
Asset Manager	Broker/Dealer	Investment Company
Affiliated Managers Group, Inc.	eSpeed, Inc.	Blackrock Kelso Capital Corp.
Calamos Asset Management, Inc.	GFI Group Inc.	Capital Trust, Inc.
Cohen & Steers, Inc.	Investment Technology Group	ECC Capital Corporation
Eaton Vance Group	Oppenheimer Holdings, Inc.	MCG Capital Corporation
Federated Investors, Inc.	Piper Jaffray Companies	Medallion Financial Corp.
Nuveen Investments, Inc.	RAIT Financial Trust	NovaStar Financial, Inc.
SEI Investments Company	Stifel Financial Corp.	Origen Financial, Inc.
Waddell & Reed Financial, Inc.

As recommended by Silverton Bank, the peer group of comparable industry categories included a broad spectrum of finance, insurance, and real estate organizations (SIC codes 6100 – 6700), but excluded depository and non-depository institutions, insurance brokers and agents, and trusts. While many additional companies could have been included in the industry categories noted above, we were significantly differentiated from many individual companies in these categories. For instance, in order to develop competitive market compensation data on similarly sized organizations in comparable industry categories, the Compensation Committee used the value of shareholders’ equity as reported on a company’s Form 10-K as the best indicator of organizational size, along with total assets and market capitalization. As a result, while we are most similar, in terms of business strategy and the skill set required of management, to larger publicly-held companies such as Berkshire-Hathaway, Inc. and Leucadia National Corp., such companies were excluded because their relative size makes any comparison necessarily inappropriate. In addition, many other peer entities whose size and operations are similar to ours were excluded because they are privately held enterprises that do not make their compensation information publicly available.

The Compensation Committee will review the selection of comparable industry categories and public companies at least annually, and may add, delete, or replace from year to year as necessary to maintain comparability and relevance. The Compensation Committee determined that our operations were substantially similar from 2007 to 2008 and, as a result, continued to use these same peer companies from 2007 to assess our executive officers compensation for 2008.

Management’s Role. The Compensation Committee often seeks input from our management. For example, some of our named executive officers and other officers have from time to time assisted the Compensation Committee in gathering compensation data. Our human resources department also gathers and reviews major compensation studies and salary surveys and monitors the consumer price index. Based on the department’s summary of these studies, surveys and reports, the Chief Operating Officer will recommend a cost of living adjustment for the upcoming year to the Compensation Committee. The cost of living adjustment is the same for all of our officers and employees. Also, if our Chief Executive Officer received an annual incentive award under his employment agreement, he generally recommended that the other named executive officers also receive awards. In accordance with NASDAQ rules, however, (i) our named executive officers did not vote on executive compensation matters, and (ii) none of our named executive officers were present when their own compensation was being discussed or approved.

General Determination of 2008 Compensation

In 2008 and prior years, our general policy was to not offer employment agreements to our named executive officers other than our President and Chief Executive Officer, John R. Hart. The Compensation Committee previously offered an employment agreement to Mr. Hart because it determined that he was uniquely critical to our success. The elements of the compensation packages of our other named executive officers, while not in written agreements, generally corresponded to elements of compensation under Mr. Hart’s employment agreement.

Mr. Hart’s employment agreement was amended and restated in 2007 after the announcement of our former Chairman, Ronald Langley, to retire in December 31, 2007. In anticipation of that retirement, the Compensation Committee consulted with Silverton Bank regarding the terms of Mr. Hart’s then existing employment agreement (See “The Role of Consultants and Management in the Executive Compensation Process,” above.) Based on the recommendations of Silverton Bank, the Compensation Committee approved an amended and restated employment agreement with Mr. Hart that became effective on May 7, 2007. An additional amendment to the employment agreement was entered into in December 2008 to comply with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended.

The compensation packages of Messrs. Sharpe, M. Webb, Georgino, and R. Webb for 2008, in general, were based on the compensation packages for 2007 and increased by a 5% cost of living adjustment. The material terms of Mr. Hart’s employment agreement, including an analysis of those terms, and additional details of the named executive officers are described in more detail below under “—Elements of Executive Officer Compensation.”

Assessment of 2009 Compensation and Retrospective on 2008 Compensation Paid

In the latter half of 2008, the Compensation Committee decided to review and reassess the compensation packages offered to our named executive officers for 2009. As part of that process, the Compensation Committee engaged Silverton Bank again to review our compensation structure. Silverton Bank completed their report in early 2009. While the 2007 review focused on the compensation of Mr. Hart, the survey finalized by Silverton Bank in 2009 was intended to compare our 2008 pay levels with our peers and analyze our equity based compensation practices for all of our named executive officers. The Compensation Committee also determined that total compensation for our named executive officers should be targeted at the top 25th percentile of our peers.

Though each of the named executive officers is directly responsible for the effective management of a discrete aspect of our operations and administration, the named executive officers are jointly responsible for the execution of our plans and strategies.

Accordingly, the Compensation Committee requested that Silverton Bank provide a variety of comparative metrics by which the committee would assess compensation:

(1)	a comparison of the average salaries, average cash compensation, and average stock and option awards of our named executive officers as a group over the last four years against the executive officers of our peer group whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(2)	a comparison of the average salaries, average cash compensation, and average stock and option awards of our named executive officers, excluding our chief executive officer, as a group over the last four years against the executive officers of our peer group, excluding their chief executive officers, whose scope of accountability and position in the executive management hierarchy are similar to ours as a group;

(3)	a comparison of the individual base salary, other cash compensation and stock and option awards of our chief executive officer against chief executive officers of our peer group; and

(4)	a comparison of the individual base salary, other cash compensation and stock and option awards of each of Messrs. Sharpe, M. Webb, Georgino, and R. Webb against the average compensation of the named executive officers of our peer group, in each case, excluding the compensation of their chief executive officer.

Based on the results of the survey that was completed in 2009, the Compensation Committee determined that the overall 2008 compensation of our named executive officers was below market. To promote retention of those executive officers, we entered into employment agreements (the form of which was approved by the Compensation Committee) with Mr. Sharpe (our Executive Vice President and Chief Operating Officer), Mr. M. Webb (our Executive Vice President, Chief Financial Officer and Treasurer), and Mr. Georgino (our Executive Vice President—Corporate Development and Chief Legal Officer) in March 2009. A discussion of the terms and conditions of these recent employment agreements are discussed under “—Entry into Certain Employment Agreements in 2009”. We did not enter into an employment agreement with Mr. R. Webb. Though Mr. R. Webb participates and works with our other executive management team, the Compensation Committee determined that his role in overseeing our insurance company investments did not necessitate an employment agreement.

Elements of Executive Officer Compensation

1.	Cash Compensation

As stated above, we believe that cash compensation along with long-term incentives are critical and influential factors in attracting, retaining, and motivating qualified executives with the skill sets needed to maximize shareholder value. Cash compensation comprises two parts: (1) base salary and (2) annual incentive awards and discretionary bonuses.

Base Salary

Base salaries are important because they provide a specified minimum level of cash compensation to our named executive officers for their services. We seek to provide base compensation that is competitive for the duties and responsibilities of our named executive officers. See “—Summary Compensation Table” below for base salaries paid to our named executive officers during 2008.

Hart. In 2007, the Compensation Committee reviewed the results of Silverton Bank’s analysis and found that our chief executive officer’s total cash compensation (the sum of salary, bonus and non-equity incentive compensation) was in the top 25th percentile of our peer group. Assuming an annual incentive payout for 2007 and 2008 to Mr. Hart under his employment contract (see “Annual Incentive Awards and Discretionary Bonus,” below), Silverton Bank projected that total cash compensation (including a $500,000 increase for Mr. Hart’s additional responsibilities in 2008 after our Chairman, Mr. Langley, retired at the end of 2007) would be in the top 25th percentile of our peer group. As a result, the Compensation Committee determined that Mr. Hart’s total cash compensation would be competitive with the pay of other chief executive officers of our peer group.

Using the results of the 2007 total cash compensation review, we amended and restated Mr. Hart’s employment agreement to, among other things, incorporate the recommendation of the Compensation Committee to increase Mr. Hart’s salary by $500,000 for 2008. In accordance with that amended and restated employment agreement, Mr. Hart’s base salary increased for 2008 by $500,000 plus the 2008 annual cost of living adjustment of 5%. On January 1, 2009 and on each January 1 until the expiration of his agreement in 2012, Mr. Hart’s base salary will only increase by the amount of the annual cost of living adjustment for that year.

The survey completed in 2009 found that for the year ended December 31, 2008, Mr. Hart’s base salary ranked in the top 25th percentile among other chief executive officers in our peer group. This results primarily from the additional $500,000 in Mr. Hart’s base salary over his 2007 base salary, which was intended to compensate him for the additional duties and responsibilities that he would undertake following Mr. Langley’s retirement.

Sharpe, M. Webb, Georgino, and R. Webb. The base salaries of Messrs. Sharpe, M. Webb and R. Webb have generally increased from year to year based on cost of living adjustments. For 2008, the cost of living adjustment was 5%. Because Mr. Georgino joined us in September 2007, his initial base salary was determined by the Compensation Committee based on his level of experience, accountability and responsibility. Other than the cost of living adjustment, the 2008 base salaries for Messrs. Sharpe, Georgino and R. Webb remained the same. However, to equalize internal pay among our named executive officers, the Compensation Committee decided to increase Mr. M. Webb’s base salary by approximately $45,000 after the cost of living adjustment over his 2007 base salary.

The Silverton Bank survey completed in 2009 found that for the 2008 fiscal year, the aggregate base salaries of Messrs. Sharpe, M. Webb, Georgino and R. Webb ranked in the bottom 50th percentile among other similarly positioned executive officers in our peer group.

Annual Incentive Awards and Discretionary Bonuses

We provide annual incentive awards that are based on the company’s performance to motivate our named executive officers to increase our book value per share. These awards motivate our executives and align their interests with those of our shareholders by increasing the executive’s annual compensation as our book value per share increases. We believe increases in book value per share increases shareholder value by increasing the trading value of our stock. In determining the incentive award mechanism, the Compensation Committee decided to use our book value per share as a measure for growth because such measure is not as sensitive to short-term market fluctuations and external events beyond our control that may affect the price of our common stock. Our annual incentive awards, if any, are paid in cash, less applicable tax withholdings.

Hart. For Mr. Hart, annual incentive awards are generally governed by his employment agreement, but the Compensation Committee may also grant additional annual incentive awards or bonuses as it deems appropriate. Mr. Hart’s employment agreement provides for incentive compensation when our growth in book value per share exceeds a pre-determined threshold. The threshold is equal to 80% of the S&P 500’s annualized total return for the previous five calendar years, but not less than zero. If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Hart is entitled to receive 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year.

Because our book value per share decreased in 2008, the threshold percentage (that is, 80% of the S&P’s annualized total return for the five previous calendar years, including 2008) was not exceeded. Accordingly, Mr. Hart did not receive any incentive compensation in 2008 under his employment agreement. Mr. Hart’s 2008 total cash compensation (base salary and bonus/incentive award) was in the bottom 50th percentile of our peers according to the Silverton Bank survey completed in 2009.

Sharpe, M. Webb, Georgino and R. Webb. Prior to 2009, the annual incentive awards for Mr. Sharpe, Mr. Maxim Webb, Mr. Georgino and Mr. Raymond Webb were discretionary. Generally, if Mr. Hart received an annual incentive award under his employment agreement, he recommended that Messrs. Sharpe, M. Webb, and R. Webb (Mr. Georgino joined our company in 2007) each also receive an incentive award that was consistent with his incentive payment. That is, the executive officer would receive an incentive award equal to the same percentage of such person’s base salary as the percentage of the annual incentive award paid to Mr. Hart was to Mr. Hart’s base salary. In 2008, no incentive awards were paid to these named executive officers because no incentive award was paid to Mr. Hart. The total cash compensation (base salary and bonus/incentive awards) of these executive officers as a group was in the bottom 25th percentile of our peers.

As described above under “Assessment for 2009 Compensation” the annual incentive compensation for Messrs. Sharpe, M. Webb, and Georgino starting in 2009 will be determined in accordance with their employment agreements. These new employment agreements generally formalize the prior practice of paying each executive officer an annual incentive award that is the same percentage of such person’s base salary as the percentage of the annual incentive award paid to Mr. Hart is to Mr. Hart’s base salary. In addition, the new employment agreements provide that these executive officers are also entitled to similarly proportionate amounts of discretionary and other incentive awards paid to Mr. Hart.

2.	Long-Term Incentives

Our long-term incentive plan has been designed to align executive compensation with the long-term interests of our shareholders and to retain our named executive officers through potential wealth accumulation.

Under the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005, the Compensation Committee may award to participants various forms of incentives, including stock-settled stock appreciation rights, stock options, restricted stock, performance awards, deferred compensation awards, and other stock-based awards, though it is not anticipated that all these forms of awards will be granted simultaneously. The Compensation Committee decides which form of incentive to award based on a review of comparable companies and consultation with independent consulting firms, such as Silverton Bank. Grants of equity based awards under the 2005 Long-Term Incentive Plan may be made by the Compensation Committee periodically. In determining the amounts of equity incentives to be granted to our named executive officers, including stock appreciation rights, the Compensation Committee considers and grants awards in relative proportion to the named executive officers’ base salaries.

The Compensation Committee did not grant any long-term incentive compensation under 2005 Long-Term Incentive Plan to any named executive officer in 2008.

3.	Retirement and Deferred Compensation Plans

We maintain the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust to provide tax-deferred means to save for retirement. The named executive officers have the opportunity to participate in this 401(k) plan on the same basis as all of our other employees. We also maintain the PICO Holdings, Inc. Executive Deferred Compensation Plan, which allows our executives to elect to defer compensation and receive the tax benefits associated with delaying the income tax on the compensation deferred. The amounts deferred under the plan are held in a grantor trust, the assets of which are subject to the claims of our creditors. We provide those plans to be competitive with other employers because most employers in our peer group provide these types of plans. See “—Pension Benefits, Nonqualified Deferred Contributions and Other Nonqualified Deferred Compensation Plans.”

4.	Insurance and Other Benefits

We generally provide insurance and other benefits to provide for the safety and wellness of our employees. These benefits include health insurance, life insurance, dental insurance, vision insurance, and disability insurance, which are available to all employees, including our named executive officers, on a nondiscriminatory basis. We also provide paid parking for employees in our La Jolla, California office. We provide these benefits to be competitive with other employers, because most employers in our peer group provide these types of benefits.

5.	Termination and Change in Control

We provide certain termination and change in control benefits to help recruit and retain our named executive officers. We provide these benefits to be competitive with our peer group. We believe that the benefits we provide are consistent with those provided by the peer companies described above under “Our Compensation Philosophy and Programs.”

Termination.

Officers Other Than Mr. Hart. We generally offer a severance benefit for all of our officers, including our named executive officers (other than Mr. Hart, whose severance benefits are determined by his employment agreement), of two weeks of base salary for each full year of employment with us if we terminate his or her employment for any reason other than “cause.” Starting in 2009, however, Messrs. Sharpe, M. Webb and Georgino will be entitled to additional termination and severance benefits pursuant to the terms of their respective employment agreements. See “—Entry into Employment Agreements” below.

Mr. Hart. Under Mr. Hart’s employment agreement, as amended, if Mr. Hart had been terminated for any reason other than cause prior to January 1, 2009, he (or his beneficiary in the case of death or disability) would have been paid a lump sum of $3,686,400. If Mr. Hart is terminated for any reason other than cause after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. The lump sum amount of $3,686,400 was equal to three times Mr. Hart’s base salary as of the beginning of his May 7, 2007 employment agreement and was based on information provided by Silverton Bank, the Compensation Committee believes it was consistent with our peer group. We began decreasing the lump sum amount after January 1, 2009 because the payment is intended to cover Mr. Hart’s salary for a period equal to the lesser of (i) three years or (ii) the remaining term of his employment agreement. In addition, Mr. Hart (or his beneficiary, as appropriate) will receive the pro rata portion of any annual incentive award that would have been payable for the year in which termination occurs.

Also, if Mr. Hart terminates his employment for any reason, even if he voluntarily terminates his employment, prior to December 31, 2010, we will be required to pay an additional lump sum payment to him. This lump sum amount would have been $300,000 had he terminated employment during the calendar year 2008 and will decrease by $100,000 for each subsequent calendar year thereafter. The payment of $300,000 and corresponding reductions of $100,000 per year are based on the Compensation Committee’s determination that the formula for cash-settled stock appreciation rights under our prior long-term incentive plan (the 2003 Long-Term Incentive Plan) improperly reduced the cash bonus when the book value per share increased.

Change in Control.

Except as described below with respect to equity awards, we did not have any arrangements that would have provided change in control benefits to our named executive officers in 2008. We believe that in the event of a change in control, our named executive officers will likely be retained by the acquisition company because of their expertise in the management and function of our businesses. However, in its review for 2009, Silverton Bank recommended that change in control provisions be included in employment contracts because they are typical among employment contracts of our peer group. Accordingly, we entered into employment contracts in 2009 with Messrs. Sharpe, M. Webb and Georgino with such provisions. The Compensation Committee may in the future, but has not done so, recommend that Mr. Hart’s employment agreement should be amended to conform with the employment contracts of these named executive officers. See “—Potential Payments upon Termination or Change in Control.”

Under our 2005 Long-Term Incentive Plan, all outstanding options and stock-settled stock appreciation rights will vest immediately and become fully exercisable upon a change in control. Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to a restricted stock award or other award under our 2005 Long-Term Incentive Plan will be accelerated and/or waived. As a result, any award agreement or other award issued under the 2005 Long-Term Incentive Plan to a participant who is employed by us at the time of the change in control will become immediately payable.

We provide for accelerated vesting under our 2005 Long-Term Incentive Plan in order that participants might appropriately share in the value they created for our shareholders to the full extent of our prior grants of options and stock-settled stock appreciation rights. While a change in control transaction accelerates the creation of value for shareholders, it may also eliminate any future value creation through our stock price. We believe accelerated vesting of grants aligns the shareholder value-based compensation received by grant recipients with the gains received by our shareholders. This acceleration feature is also consistent with the practices of our peer group.

Generally, a change in control occurs if: (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5)  we liquidate or dissolve. See “—Potential Payments upon Termination or Change in Control.”

Company Stock Ownership Policy

The Committee has never established guidelines or requirements for ownership of the company’s stock by directors or officers.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1,000,000 to each of a company’s chief executive officer and four other most highly compensated executive officers that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as compensation expense for federal income tax purposes. The stock settled stock appreciation rights have been the preferred type of award under the 2005 Long-Term Incentive Plan in part because they qualify as performance-based compensation. However, in structuring the base salaries and annual incentive awards for our named executive officers, the company determined that shareholder interest would best be served by not restricting the company’s discretion and flexibility by trying to qualify the named executive officer’s compensation as “performance-based.” Therefore, the amount of salary and annual incentive bonus paid in excess of $1,000,000 to any one of our named executive officers will not qualify for a corporate tax deduction for the amount over $1,000,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Executive Compensation Report with management. Based on that review and discussion, the committee has recommended to the board, and the board has approved, that this Report be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 and the company’s 2009 proxy statement on Schedule 14A.

Compensation Committee:

John D. Weil, Chairman

Carlos C. Campbell

Richard D. Ruppert, MD

Kenneth J. Slepicka

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total Compensation ($)
John R. Hart (5)	2008	$1,790,239	$-0-		$2,496,525	$-0-	$11,500	$4,298,264
President & Chief Executive Officer	2007	1,228,800	1,500,000	(5)	3,536,744	-0-	11,250	7,776,794
	2006	1,075,000	-0-		-0-	2,115,635	29,000	3,219,635

Richard H. Sharpe	2008	343,434	-0-		-0-	-0-	11,500	354,934
Executive Vice President & Chief Operating Officer	2007	327,080	-0-		-0-	-0-	11,250	338,330
	2006	311,504	613,052		-0-	-0-	29,000	953,556

Maxim C. W. Webb	2008	326,550	-0-		102,987	-0-	11,500	441,037
Executive Vice President, Chief Financial Officer & Treasurer	2007	268,250	-0-		145,898	-0-	11,000	425,148
	2006	255,000	501,848		-0-	-0-	29,000	785,848

Damian Georgino	2008	311,850	-0-		1,091,296	-0-	3,898	1,407,044
Executive Vice President of Corporate Development & Chief Legal Officer (6)	2007	96,905	-0-		363,765	-0-	-0-	460,670

W. Raymond Webb	2008	220,500	-0-		119,115	-0-	11,025	350,640
Vice President, Investments	2007	210,000	-0-		168,747	-0-	10,500	389,247
	2006	200,000	393,607		-0-	-0-	26,363	619,970

(1)	Our chief executive officer has historically recommended to the board of directors that the bonuses for Messrs. Sharpe, M. Webb, Georgino and R. Webb reflect the incentive awards paid to Mr. Hart pursuant to his employment agreement (see footnote 3). As a result, the amounts of the bonuses paid to Messrs. Sharpe, M. Webb, Georgino and R. Webb generally equal the same percentage of incentive compensation to base salary as the bonuses to Mr. Hart. Because the bonus to Mr. Hart is not discretionary and is determined pursuant to performance measures in his employment agreement, the amount of incentive compensation received by Mr. Hart is reflected under “Non-Equity Incentive Plan Compensation.”

(2)	Represents the aggregate dollar amounts recognized for awards of stock appreciation rights, or SARs, for financial statement reporting purposes with respect to each respective year in accordance with FAS 123(R) (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of stock option awards granted during our 2008 and 2007 fiscal years contained in Note 1 (Nature Of Operations And Significant Accounting Policies—Stock-Based Compensation) and Note 9 (Shareholders’ Equity) to our consolidated financial statements, which are included as part of our Annual Report filed on Form 10-K for the year ended December 31, 2008. On August 2, 2007, the Compensation Committee granted the following SARs to the named executive officers: John R. Hart, 419,178; Maxim C. Webb, 17,292; and W. Raymond Webb, 20,000. The exercise price was established by the Compensation Committee as $42.71 for each SAR granted on August 2, 2007, which was the closing price for our stock on the Nasdaq Global Market on the grant date. For the SARs granted on August 2, 2007, one-third of the SARs vested on August 2, 2007, one-third vested on August 2, 2008, and one-third will vest on August 2, 2009. These SARs will expire on August 2, 2017.

On September 4, 2007 the Compensation Committee granted 172,939 SARs to Mr. Georgino, the exercise price was established by the Compensation Committee as $44.69, which was the closing price for our stock on the Nasdaq Global Market on the grant date. One-third of the SARs vested on September 4, 2008, one-third will vest on September 4, 2009, and one-third will vest on September 4, 2010. These SARs will expire on September 4, 2017.

During the year ended December 31, 2008, there were no forfeitures of SARs.

(3)

Represents the incentive awards earned by Mr. Hart pursuant to his employment agreement. Pursuant to the employment agreement as in effect at December 31, 2008, Mr. Hart is entitled to incentive compensation when our growth in book value per share exceeds a pre-determined threshold. The threshold for each year is calculated as 80% of the S&P 500’s annualized total return for the previous five calendar years. If our growth in book value per share in a fiscal year exceeds the threshold amount, Mr. Hart is entitled to receive an amount equal to 7.5% of the increase in book value per share over such threshold multiplied by the number of shares of our common stock outstanding at the beginning of the fiscal year. Mr. Hart did not receive any incentive compensation in 2007 and 2008 because our growth in book value per share did not exceed the threshold amount. For the year ended December 31, 2006 Mr. Hart was entitled to and did receive an amount equal to 5% (the award percentage in his employment agreement in effect at that time) of the increase in book value per share over the threshold amount multiplied by the number of shares outstanding at the beginning of the fiscal year.

(4)	Amounts in this column represent contributions made by us on behalf of the officers to the PICO Holdings, Inc. 401(k) Employees Retirement Plan and Trust in the following amounts:

Named Executive Officer	2008	2007	2006
John R. Hart	$11,500	$11,250	$29,000
Richard H. Sharpe	11,500	11,250	29,000
Maxim C. W. Webb	11,500	11,000	29,000
Damian C. Georgino	3,898	-0-	-0-
W. Raymond Webb	11,025	10,500	26,363

The amounts for 2008 in the table above do not include an annual profit-sharing contribution made by us because the amount of those contributions has yet to be determined. We intend, however, to make profit sharing contributions for 2008 in amounts similar to those contributed in 2007, which were $18,250, $18,250, $18,250, $17,033 for Messrs. Hart, Sharpe, M. Webb and R. Webb, respectively. None of the life insurance premiums paid by us for any one name executive officer exceeded $10,000 in 2008, 2007 or, 2006, and our health insurance plans do not discriminate in favor of the named executive officers and are available to all employees.

(5)	This represents a discretionary, one-time cash bonus of $1,500,000 awarded to Mr. Hart in 2008. On January 15, 2008, the Compensation Committee determined that Mr. Hart was entitled to this bonus for assuming and fulfilling significantly increased responsibilities in 2007 due to the announced retirement in May 2007 of our Chairman, Mr. Langley, at the end of 2007. Payment of this bonus is deferred under our deferred compensation plan.

(6)	Mr. Georgino joined us as Executive Vice President of Corporate Development & Chief Legal Officer in September 2007.

Grants of Plan-Based Awards

The Compensation Committee made no grants of any awards to our named executive officers under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan in 2008.

Option Exercises During Last Fiscal Year

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Raymond Webb (1)	3,302	$153,840

(1)	On August 13, 2008, Mr. R. Webb exercised 12,000 stock-settled stock appreciation rights, or SARs. The closing price of our stock on the Nasdaq Global Market on August 13, 2008 was $46.58. The spread between the August 13, 2008 closing price and the exercise price of $46.58 resulted in an aggregate dollar amount of $153,840. After withholding for applicable taxes, we issued 1,620 newly issued shares to Mr. Webb for the exercise of his SARs.

Pension Benefits, Nonqualified Deferred Contributions and Other Nonqualified Deferred Compensation Plans

We did not maintain a defined benefit pension plan in 2008, 2007 or 2006. Executive officers, however, may make voluntary deferrals of salary, bonus and other cash compensation through a nonqualified deferred compensation plan. We do not make any contributions to the nonqualified deferred compensation plan. Each named executive officer who chooses to defer compensation may elect, in accordance with applicable tax laws, to receive payment in the form of a lump sum payment on a date certain or on separation from service, or in the form of up to ten substantially equal installments beginning on a certain date or separation from service.

On December 23, 2008, effective January 1, 2009, the Compensation Committee amended and restated the Company’s non-qualified deferred compensation plan. The Compensation Committee adopted the revised non-qualified deferred compensation plan to comply with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended.

Nonqualified Deferred Compensation

Name	Executive Contributions In 2008($)		Company Contributions In 2008($)	Aggregate Earnings (Losses) In 2008($) (2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance On December 31, 2008($) (3)
John R. Hart	$1,500,000	(1)	-0-	$(7,633,207)	$1,891,493	(4)	$20,444,660
Richard H. Sharpe	-0-		-0-	(858,996)	-0-		2,187,164
Maxim C.W. Webb	-0-		-0-	(575,460)	-0-		1,521,190
Damian C. Georgino	-0-		-0-	-0-	-0-		-0-
W. Raymond Webb	-0-		-0-	(514,413)	-0-		1,433,757

(1)	Mr. Hart’s bonus for assuming and fulfilling significantly increased responsibilities in 2007 due to Mr. Langley’s retirement as chairman was deferred under our nonqualified deferred compensation plan. The bonus to Mr. Hart was reported in our financial statements for the fiscal year ended December 31, 2007.

(2)	Aggregate earnings represents the sum of interest, dividends and net realized gains arising from cash and various fixed income and equity securities that are credited to the deferred compensation accounts. Amounts reported in this column are not reported as compensation for 2008 in the Summary Compensation Table because we do not provide above market or preferential earnings on nonqualified deferred compensation.

(3)	All amounts in this column were reported as compensation in the Summary Compensation Table in years prior to 2008.

(4)	Pursuant to his previous elections, Mr. Hart received a partial distribution of deferred compensation funds on December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the outstanding equity awards as of December 31, 2008 for our named executive officers.

Name	Option Awards
	Number Of Securities Underlying Unexercised Options-Number Exercisable		Number Of Securities Underlying Unexercised Options-Number Unexercisable		Option Exercise Price		Option Expiration Date
John R. Hart	838,356	(1)	-0-		$33.76	(1)	December 12, 2015
	279,452	(2)	139,726	(2)	$42.71	(2)	August 2, 2017
Richard H. Sharpe	190,454	(1)	-0-		$33.76	(1)	December 12, 2015
Maxim C. W. Webb	163,799	(1)	-0-		$33.76	(1)	December 12, 2015
	11,528	(2)	5,764	(2)	$42.71	(2)	August 2, 2017
Damian C. Georgino	57,646	(3)	115,293	(3)	$44.69	(3)	September 4, 2017
W. Raymond Webb	60,000	(1)	-0-		$33.76	(1)	December 12, 2015
	13,334	(2)	6,666	(2)	$42.71	(2)	August 2, 2017

(1)	Represents stock-settled stock appreciation rights, or SARs, granted to our named executive officers on December 12, 2005 pursuant to our 2005 Long-Term Incentive Plan. These SARs immediately vested on the grant date. The number of shares issued upon exercise of the SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise minus the exercise price of $33.76) times the number of SARs exercised, minus applicable taxes.

(2)	Represents SARs granted to our named executive officers on August 2, 2007 pursuant to the 2005 Long-Term Incentive Plan. One-third of the SARs immediately vested on the grant date, one-third vested on August 2, 2008, and one-third will vest on August 2, 2009. The number of shares issued upon exercise of SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise, minus the exercise price of $42.71) times the number SARs exercised minus applicable taxes.

(3)	Represents SARs granted to Mr. Georgino on September 4, 2007 pursuant to the 2005 Long-Term Incentive Plan. One-third of these SARs vested on September 4, 2008, one-third will vest on September 4, 2009 and one-third will vest on September 4, 2010. The number of shares issued upon exercise of these SARs will be based on the net exercise value (that is, the market value price per share on the date of exercise minus the exercise price of $44.69) times the number of SARs exercised, minus applicable taxes.

Potential Payments upon Termination or Change in Control

During 2008, the only change of control benefits that would have been payable to our named executive officers upon a change in control would have been pursuant to the 2005 Long-Term Incentive Plan, as described below. We did not provide any other change in control benefits to our named executive officers, and Mr. Hart’s employment agreement does not contain such a provision. However, if Mr. Hart were terminated without cause, including in connection with a change in control, he would be entitled to a severance payment equal to $3,686,400 less the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. Also, pursuant to the employment agreements entered into in 2009, Messrs. Sharpe, M. Webb and Georgino are currently entitled to severance benefits upon termination without cause or upon resignation for good reason, including in connection with a change in control. See “—Entry into Certain Employment Agreements in 2009” below.

2005 Long-Term Incentive Plan—Upon a change in control, all outstanding options and stock-settled stock appreciation rights, or SARs, will vest immediately and become fully exercisable. Further, the vesting conditions, restriction periods or performance goals applicable to any shares subject to a restricted stock award or other award will be accelerated and/or waived. As a result, any award agreement or other award issued under the 2005

Long-Term Incentive Plan to a participant who is employed by us at the time of the change in control will become immediately payable. Generally, a change in control under the 2005 Long-Term Incentive Plan occurs if: (1) the members of the board of directors serving as of December 8, 2005 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board; (2) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; (3) we merge or combine with or into another entity in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or combination; (4) we sell or dispose of substantially all of our assets to another entity in which our shareholders will own less than 50% of the voting power after the sale or disposition; or (5) we liquidate or dissolve.

During 2008, the only awards held by our named executive officers were SARs. Using the “in-the-money” value model, the value of those awards for our named executive officers (assuming a change in control had occurred as of December 31, 2008) would be $0 because the exercise price of all SARs granted before December 31, 2008 was greater than $26.58, the closing price of our stock on the Nasdaq Global Market on December 31, 2008.

Termination and Severance—For our employees other than Mr. Hart, including, during 2008, the other named executive officers, we generally maintain a severance benefit plan that provides for two weeks of base salary for each full year of employment with us if we terminate his or her employment for any reason other than “cause.” (For 2009 and subsequent years, Messrs. Sharpe, M. Webb and Georgino will also be entitled to severance benefits under their respective employment agreements see “—Entry into Certain Employment Agreements in 2009,” below.) Mr. Hart was the only named executive officer with an employment agreement in 2008. The terms of any potential termination or severance were governed by his employment agreement.

Under Mr. Hart’s employment agreement, if Mr. Hart had been terminated for any reason other than for cause prior to January 1, 2009, he (or his beneficiary in the case of death or disability) would have been paid a lump sum of $3,686,400. If Mr. Hart is terminated after January 1, 2009, but prior to December 31, 2012, he (or his beneficiary, as appropriate) will be paid a lump sum equal to $3,686,400 minus the amount of base salary paid to Mr. Hart after January 1, 2009 to the date of termination. In addition, Mr. Hart (or his beneficiary, as appropriate) would receive the pro rata portion of any annual incentive award that would have been payable for the year in which termination occurs. If we had terminated Mr. Hart’s employment on December 31, 2008, we would have been required to pay $3,686,400. No incentive award was payable to Mr. Hart in 2008.

Also, if Mr. Hart terminates his employment for any reason prior to December 31, 2010, we will be required to pay a lump sum payment to him. This lump sum amount would have been $300,000 had he terminated employment during the calendar year 2008 and will decrease by $100,000 for each subsequent calendar year thereafter.

Entry into Certain Employment Agreements in 2009

As described above under “—Compensation Discussion and Analysis,” as part of its executive compensation review process for 2009, the Compensation Committee engaged Silverton Bank, our executive compensation consultant, to review total compensation paid to our executive officers. Based on the results of that review and analysis, the Compensation Committee determined that the overall compensation of certain executive officers was below market among our peer group. To promote retention of those executive officers, the Compensation Committee approved of a form of employment agreement and authorized our officers to enter into employment agreements with certain named executive officers. Accordingly, on March 3, 2009, we entered into agreements with each of Messrs. Sharpe, M. Webb and Georgino. The general terms and provisions of the employment agreements of Messrs. Sharpe, M. Webb and Georgino are identical and summarized below.

Term. Each employment agreement is for a term of three years, commencing March 3, 2009.

Base Salary. For the 2009 fiscal year, the base salaries will be $363,323, $344,510 and $329,002 for Mr. Sharpe, Mr. Webb and Mr. Georgino, respectively, which reflect their 2008 base salaries plus a cost of living adjustment of 5.5%. The base salary will be reviewed no less frequently than annually in accordance with our normal and customary practices and may be increased, but not decreased, by the board of directors or the Compensation Committee.

Annual Incentive, Performance or Discretionary Awards. Consistent with our past practices, so long as he remains employed by us, Mr. Sharpe, Mr. Webb or Mr. Georgino, as the case may be, will be entitled to an annual cash performance award that equals his base salary multiplied by the ratio of the annual award (performance, incentive and discretionary, though the Compensation Committee will likely award only one form of annual award to the chief executive officer) paid to our chief executive officer to Mr. Hart’s base salary. In addition, the executive officer will be entitled to receive annual or other periodic awards as determined by the Compensation Committee in its sole discretion. The executive officer’s award(s), whether annual incentive, performance, discretionary or otherwise, will be paid within 2 1/2 months after the end of the fiscal year in which earned.

Restricted Stock Units. Pursuant to the terms of their respective employment agreements, we granted 80,000 restricted stock units to each executive officer pursuant to the 2005 Long-Term Incentive Plan on March 3, 2009. The restricted stock units will vest in their entirety on March 3, 2012 (unless earlier as described below).

Termination of Employment. If the executive officer’s employment is terminated for any reason, including death or disability, the executive officer will be entitled to (a) unpaid and accrued base salary up to the effective date of termination; (b) unpaid, but earned and accrued annual cash incentive award for any completed fiscal year; (c) payout of accrued, but unused vacation; (d) benefits and compensation pursuant to the terms of other employee benefit and compensation agreements and plans applicable to the executive officer as of the date of termination; (e) certain unreimbursed business expenses; and (f) rights to indemnification. In addition, the executive officer may be eligible for severance benefits as described below.

Severance Benefits. In addition to the other termination benefits described above, the executive officer may be entitled to receive other severance benefits depending on the reason for the termination of his employment.

(1)	If the executive officer is terminated without cause on or before the expiration or termination of the Employment Agreement, or if the executive officer resigns for “good reason”, then, as of the termination date, the executive officer will be entitled to receive: (a) a lump sum payment equal to 12 months of base salary plus an amount equal to the “target amount”, if any; (b) immediate and full vesting for any outstanding and unvested equity awards (other than any awards that vest based on performance); and (c) reimbursement for any premiums paid for continued health benefits for the executive officer and his eligible dependents (if covered under such plans) until the earlier of (i) 18 months or (ii) the date upon which such executive officer and his eligible dependents become covered under similar plans. The target amount for any year is the average annual cash incentive award earned by or awarded to the executive officer for the lesser of (i) the preceding five years or (ii) the number of years the executive officer has been employed by us.

(2)	If the executive officer is terminated without cause, or if the executive officer resigns for “good reason”, and the termination is in connection with a change of control, or upon death or disability, then the executive officer will be entitled to receive: (a) a lump sum payment equal to 24 months of base salary plus an amount equal to two times the target amount, if any, for the year in which the termination occurs; (b) immediate and full vesting for any outstanding and unvested equity awards; and (c) reimbursement for any premiums paid for continued health benefits for the executive officer and his eligible dependents (if covered under such plans) until the earlier of (i) 24 months or (ii) the date upon which such executive officer and his eligible dependents become covered under similar plans.

(3)	If the executive officer’s employment is voluntarily terminated without “good reason” or is terminated for “cause”, then (a) all further vesting of the executive officer’s outstanding equity awards will cease immediately; (b) all payments of compensation to the executive officer will terminate immediately; and (c) the executive officer will be eligible for severance benefits only in accordance with our then established severance plans, if any.

Under the employment agreements of Messrs. Sharpe, M. Webb and Georgino, change of control generally occurs when: (a) we merge or consolidate with or into another corporation in which our shareholders will own less than 50% of the voting power of the surviving business entity after the merger or consolidation; (b) our shareholders approves, or if the approval is not required, our board approves, of a plan to liquidate us or an agreement to sell or dispose of all or substantially all of our assets; (c) certain entities, directly or indirectly, become beneficial owners of more than 50% of the voting power of our outstanding common stock; or (d) the members of the board of directors serving as of March 3, 2009 (including any director serving thereafter whose election by the shareholders was approved by at least a majority of the then serving directors) cease to constitute at least a majority of the members of the board.

Gross-Up for Golden Parachute Excise Taxes in the Event of a Change in Control. If any payment or benefit to which an executive officer becomes entitled is subject to an excise tax applicable to “excess parachute payments” upon a change in control, and the aggregate amount of such excise taxes is more than a de minimus amount, the executive officer will receive a tax gross-up payment with respect to such excise taxes.

DIRECTORS’ COMPENSATION

Since January 1, 2005, our non-employee directors received the following as annual compensation for their services: (1) an annual retainer of $35,000 (the Chairman of the Audit Committee and the other members of the Audit Committee each received an additional annual retainer of $10,000 and $5,000, respectively) and (2) a fee of $2,000 for each board of directors or committee meeting attended by the director in person or by telephone. In addition, any non-employee director attending an educational activity or seminar on our behalf received a fee of $1,000 per day plus expenses. The Chairman of the board of directors received an additional $40,000.

On May 16, 2008 the Compensation Committee approved an increase in director compensation. Effective January 1, 2009 the retainer and fees will increase by the same percentage applicable to the Company’s staff members in an amount deemed adequate to provide for cost of living adjustments, as determined by the Compensation Committee. The Compensation Committee will analyze and consider applicable U. S. Department of Labor cost of living adjustments as well as other major compensation studies. For 2009, the Compensation Committee determined that the cost of living adjustment would be 5.5% over 2008. The Compensation Committee also authorized the grant of restrictive stock awards of 700 shares to each non-employee director on the date of each annual meeting beginning with the annual meeting of the Compensation Committee in 2008, with vesting to occur one year later.

Our non-employee directors do not participate in any of our deferred compensation plans. However, in prior years, some of our directors did have the option, but were not required, to defer all or a portion of their board of directors or committee fees under a deferred compensation plan. The assets of this director deferred compensation plan are held in a grantor trust subject to the claims of our creditors. If a director opted to defer his fees in the deferred compensation plan, the trustee used such amounts to make open market purchases of our common stock within two weeks of the deposit of such amounts. The only asset permitted in the directors’ deferred compensation grantor trust is our common stock. We did not provide our directors with the option to defer their fees in 2008. For the year ended December 31, 2008, we did not maintain a defined benefit pension plan for directors.

The following table sets forth compensation earned during the last fiscal year by each non-employee director who served during 2008:

Director Compensation Table For 2008

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($) (1)	Total ($)
Carlos C. Campbell	$71,000	$26,167	$97,167
S. Walter Foulkrod, III, Esq.	$65,000	$26,167	$91,167
Ronald Langley	$47,000	$26,167	$73,167
Richard D. Ruppert, MD	$68,000	$26,167	$94,167
Kenneth J. Slepicka	$61,000	$26,167	$87,167
John D. Weil	$85,000	$26,167	$111,167

(1)	Represents the aggregate dollar amounts recognized for awards of restricted stock for financial statement reporting purposes with respect to each respective year in accordance with FAS 123(R). For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of awards granted during our 2008 and 2007 fiscal years contained in Note 1 (Nature Of Operations And Significant Accounting Policies—Stock-Based Compensation) and Note 9 (Shareholders’ Equity) to our consolidated financial statements, which are included as part of our Annual Report filed on Form 10-K for the year ended December 31, 2008. On May 16, 2008, the Compensation Committee granted restricted stock awards under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan of 700 shares of the Company’s stock to each non-employee director. Accordingly, 700 shares were issued on May 16, 2008 to Messrs. Weil, Campbell, Foulkrod, Langley, Slepicka, and Dr. Ruppert. These restricted stock awards will vest on May 16, 2009 provided the individual is still serving as director on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 1, 2009, with respect to the beneficial ownership of our common stock by (i) each person who we know to be the beneficial owner of more than 5% of our common stock based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission, (ii) each of our directors and director nominees, (iii) each “named executive officer” listed in our Summary Compensation Table, and (iv) all of our current executive officers and directors as a group.

Unless otherwise indicated, the business address for each person is 875 Prospect Street, Suite 301, La Jolla, CA 92037. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission, or SEC, governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise noted, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws. As of February 1, 2009, 18,840,392 shares of our common stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percentage Ownership of Shares
Directors and Named Executive Officers
Ronald Langley (1)	857,680	4.55%
John R. Hart (2)	856,131	4.54%
Carlos C. Campbell (3)	1,700	*
S. Walter Foulkrod, III, Esq (4).	3,603	*
Richard D. Ruppert, MD (5)	6,998	*
Kenneth J. Slepicka (6)	700	*
John D. Weil (7)	1,797,332	9.53%
Richard H. Sharpe (8)	8,625	*
Maxim C. W. Webb (9)	1,731	*
Damian C. Georgino (10)	1,100	*
W. Raymond Webb	20	*
Executive Officers and Directors as a Group (13 persons)	1,866,032	9.90%
5% Shareholders
FMR LLC (11)
82 Devonshire Street, Boston, MA 02109	2,261,350	12.00%
Dimensional Fund Advisors LP (12)
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	1,502,694	7.98%

*	Less than 1%.

(1)	Includes 833,333 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares. Mr. Langley owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Langley has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Langley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 20,107 shares held in our 401(k) plan and 700 shares of restricted stock that will not vest until May 16, 2009.

(2)	Includes 833,333 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares. Mr. Hart owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Hart has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Hart disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 22,798 shares held in our 401(k) plan. The number of shares shown above does not include 19,940 shares held in a deferred compensation plan grantor trust for Mr. Hart. Union Bank of California, as trustee of the grantor trust, has sole voting power over such shares.

(3)	Includes 700 shares of restricted stock awards that will not vest until May 16, 2009. The number of shares shown above does not include 2,644 shares held in a deferred compensation plan grantor trust for Mr. Campbell. Union Bank of California, as trustee of the grantor trust, has sole voting power over such shares.

(4)	Includes 700 shares of restricted stock awards that will not vest until May 16, 2009.

(5)	Includes 700 shares of restricted stock awards that will not vest until May 16, 2009. Dr. Ruppert shares voting and investment power with his wife.

(6)	Represents 700 shares of restricted stock awards that will not vest until May 16, 2009.

(7)	Includes 963,999 shares owned by Woodbourne Partners, L.P., which Mr. Weil controls and has sole voting power over such shares. Also includes 833,333 shares held by PICO Equity Investors, L.P., which is managed by PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC has voting authority over such shares. Mr. Weil owns a one-third membership interest in PICO Equity Investors Management, LLC. Accordingly, Mr. Weil has shared voting power over the shares held by PICO Equity Investors, L.P. Mr. Weil disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The number of shares shown above does not include 8,084 shares held in a deferred compensation plan grantor trust for Mr. Weil. Union Bank of California, as trustee of the grantor trust, has sole voting power over such shares.

(8)	Includes 3,587 shares held in our 401(k) plan.

(9)	The number of shares shown includes 1,290 shares held in our 401(k) plan.

(10)	Includes 100 shares held in a trust for which Mr. Georgino serves as trustee and has sole voting and investment power.

(11)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 17, 2009. FMR LLC (previously filed by FMR Corp., predecessor of FMR LLC) a parent holding company, filed the Schedule 13G report. FMR LLC has the sole dispositive power of 2,261,350 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 2,261,350 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. FMR LLC also owns Fidelity Dividend Growth Fund, which owns 1,495,700 shares or 7.94% of our outstanding common stock. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the 2,261,350 shares owned by its funds. Family members of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. All of FMR LLC’s Series B voting common shares, including the family members of Edward C. Johnson 3d, have entered into a shareholders’ voting agreement, under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, the family members may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(12)	Beneficial ownership of shares as reported on Schedule 13G filed with the SEC on February 9, 2009. The Schedule 13G reports that Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), an investment advisor, furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our common stock that are owned by the funds that it manager, and may be deemed to be the beneficial owner of such shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. Dimensional Fund Advisors LP has sole voting power for 1,464,888 shares and sole dispositive power for 1,502,694 of our shares.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain only one equity compensation plan, the 2005 Long-Term Incentive Plan, which was approved by our shareholders on December 8, 2005. The following table sets forth the number of shares of common stock subject to issuance from the stock-settled SARs granted under the 2005 Long-Term Incentive Plan as of December 31, 2008. For more details regarding our 2005 Long-Term Incentive Plan, see “Executive Compensation—Elements of Executive Officer Compensation—2. Long-Term Incentives.”

	(a)	(b)	(c)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans approved by security holders (1)	1,995,018	$36.89	511,718
Equity Compensation Plans not approved by security holders (2)	-0-	-0-	-0-

(1)	Represents the total number of underlying shares that could be issued from the exercise of the stock-settled stock appreciation rights, or SARs, granted and awards available for future issuances under our 2005 Long-Term Incentive Plan. The actual number of shares to be issued to a grantee who exercises each SAR will be based on the net exercise value (that is, the market value price per share of our stock on the date of exercise, minus the exercise price) times the number of SARs exercised, minus applicable taxes. At December 31, 2008, none of the outstanding stock-settled SARs issued under our 2005 Long-Term Incentive Plan were in-the-money and therefore no additional shares would be issued upon assumed exercise of the SARs. Of the 1,995,018 SARs we have outstanding, 1,729,569 have vested as of December 31, 2008. The following table illustrates the number of common shares that would be issued (after payment of all applicable withholding taxes assuming a 40% withholding tax rate) on assumed exercise of all 1,995,018 stock-settled SARs outstanding as of December 31, 2008 based on the following assumed PICO common stock share price:

Assumed Price Per Share of PICO Common Stock on Date of Exercise of SARs	Number of PICO Common Shares That Would Be Issued on Assumed Exercise of All Granted SARs
$20.00	0
$25.00	0
$30.00	0
$35.00	30,757
$40.00	135,431
$45.00	222,481
$50.00	301,440
$55.00	366,043

In addition the Compensation Committee granted restricted stock awards of 700 shares each on May 16, 2008 to our non-employee directors: Messrs. Weil, Campbell, Foulkrod, Langley, Slepicka, and Dr. Ruppert. These restricted stock awards vest on May 16, 2009.

(2)	We have no equity compensation plans that have not been approved by our shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Related Persons Transactions

Pursuant to our rights offering in March 2000, PICO Equity Investors, L.P., an investment partnership, acquired 3,333,333 newly issued shares of our common stock that were not subscribed for in the rights offering. PICO Equity Investors, L.P. is managed by its general partner, PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC is owned equally by our director and former Chairman, Mr. Langley, our President, Chief Executive Officer and director, Mr. Hart and our director and Chairman, Mr. Weil.

PICO Equity Investors Management, LLC exercises all voting and investment decisions with respect to our shares that are owned by PICO Equity Investors, L.P. until December 8, 2009. The interest of PICO Equity Investors Management, LLC in any profits and losses earned on its investment in our company will be proportional to the capital contributions made to PICO Equity Investors, L.P. by its partners. That is, aggregate capital contributions to PICO Equity Investors, L.P. of $50,001,000 is comprised of capital contributions of $1,000 from PICO Equity Investors Management, LLC and $50,000,000 from the sole limited partner of PICO Equity Investors, L.P., an unaffiliated entity. Accordingly, PICO Equity Investors Management, LLC will receive 1,000/50,001,000 of any profits and losses earned.

There are no other fees or other management compensation of any kind payable to Mr. Langley, Mr. Hart or Mr. Weil in their capacities as members of PICO Equity Investors Management, LLC. PICO Equity Investors Management, LLC, as general partner, and the sole limited partner of PICO Equity Investors, L.P. made aggregate capital withdrawals of our common stock of 833,333 shares effective May 23, 2006, 833,333 shares effective May 29, 2007, and 833,333 shares effective June 27, 2008. In each withdrawal, PICO Equity Investors Management, LLC received 17 shares and the sole limited partner received 833,316 shares.

Procedures for Approval of Related Persons Transactions

To ensure the broadest possible compliance with the Nasdaq Global Market listing standards and Regulation S-K, Item 404, the Audit Committee has adopted a policy in which it will review for approval all transactions or proposed transactions (1) in which we are a participant or any of our subsidiaries is a participant, (2) in which the value of the transaction or proposed transactions exceeds $1,000, and (3) in which any of our or our subsidiaries’ directors or director nominees, officers, 5% shareholders, consultants or employees will have an interest, which need not be material. After reviewing a particular transaction or proposed transaction, management and the Audit Committee will determine if disclosure in our public filings is necessary and appropriate under Item 404.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Messrs. Weil, Campbell, and Slepicka and Dr. Ruppert serve as members of the Compensation Committee. No member of the Compensation Committee was at any time during the year ended December 31, 2008 or any other time, an officer or employee of our company, and no member had any relationship with us requiring disclosure of certain relationships and related-person transaction. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during the year ended December 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The following is a report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2008.

The Audit Committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices. The Audit Committee operates pursuant to a written charter adopted by the board. A copy of this charter is posted on our website at http://investors.picoholdings.com/governance.cfm.

The members of the Audit Committee as of December 31, 2008 are listed at the end of this report. The Audit Committee has discussed with the board the level of financial expertise of its members. The board has determined that the committee possesses the requisite expertise in the interpretation of financial statements. Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, the board has determined that Richard D. Ruppert, MD is independent and qualified as an audit committee financial expert as defined in Regulation S-K, Item 407 of the Securities Exchange Act of 1934.

Management is responsible for the internal controls, the financial reporting process and the representations set forth in the statements regarding our financial condition. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for both auditing the financial statements presented by management and verifying that such statements are produced in accordance with generally accepted accounting principles in the United States. The Audit Committee is responsible for those matters set forth in its charter. In this regard, the Audit Committee meets separately with management, including the Chief Financial Officer, and Deloitte & Touche. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008, its accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In the foregoing context, the Audit Committee has reviewed with Deloitte & Touche both the engagement letter and its fees. The Audit Committee has discussed with Deloitte & Touche, with and without management present, the independent registered public accounting firm’s evaluations of our internal accounting controls and the financial reporting systems, policies, procedures and processes, and the fair and complete presentation of our consolidated financial statements. The Audit Committee discussed with Deloitte & Touche other matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, and Rule 2-07 of Regulation S-X.

Deloitte & Touche provided to the Audit Committee the written disclosures and the letter required the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning independence. The Audit Committee discussed Deloitte & Touche’s independence with both management and the auditor.

Based upon the independent representations of management and Deloitte & Touche, the Audit Committee’s review of such representations and the report of Deloitte & Touche to the Audit Committee, the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and the independent accountants, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The undersigned members of the Audit Committee have submitted this Report of the Audit Committee:

Richard D. Ruppert, MD, Chairman

Carlos C. Campbell

S. Walter Foulkrod, III, Esq.

Kenneth J. Slepicka

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees. A copy may be obtained without charge by writing to our corporate secretary at 875 Prospect Street, Suite 301, La Jolla, California 92037. It is also posted on our web site at http://investors.picoholdings.com/governance.cfm.

PROCESS FOR SHAREHOLDERS TO COMMUNICATE WITH BOARD OF DIRECTORS

Individuals may contact our entire board of directors or an individual director by sending a written communication to the board or such director in care of:

Corporate Secretary

PICO Holdings, Inc.

875 Prospect Street, Suite 301

La Jolla, California 92037

Each communication must set forth the name and address of the shareholder on whose behalf the communication is sent. The corporate secretary may review the letter or communication to determine whether it is appropriate for presentation to the board or to the directors or director specified. Advertisements, solicitations or hostile communications will not be presented. Communications determined by the corporate secretary to be appropriate for presentation will be submitted to the board or to the directors or director specified immediately thereafter. If no director is specified, the corporate secretary will immediately forward appropriate letters or communications to the Chairman of the board of directors.

A shareholder wishing to communicate directly with the non-management members of the board may address the communication to “Non-Management Directors, c/o Board of Directors” at the same address above. These communications will be handled by the Chairman of the Audit Committee. Finally, communications can be sent directly to individual directors by addressing letters to the director’s individual name, c/o the Board of Directors, at the address above.

SOLICITATION OF PROXIES

The board of directors is not aware of any matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the shareholders arise, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

The cost of this solicitation of proxies is being borne by us. In addition to the solicitation of proxies by use of the mail, we may use the services of one or more of our directors, officers or other regular employees of (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and we will reimburse such firms or persons for reasonable expenses actually incurred by them in so doing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes in beneficial ownership of our common stock on Form 4 with the Securities and Exchange Commission, or SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

To our knowledge, based solely on a review of the copies of these reports that we have received and written representations from certain reporting persons that they have complied with the relevant filing requirements, all filing requirements have been complied with on a timely basis for the fiscal year ended December 31, 2008.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Shareholder proposals that are intended for inclusion in our 2009 proxy statement and acted upon at our Annual Meeting of Shareholders in 2010 must be received at our principal executive offices at 875 Prospect Street, Suite 301, La Jolla, California 92037, Attention: Corporate Secretary, on or before November 16, 2009, and satisfy Securities and Exchange Commission regulations under Rule 14a-8. Shareholder proposals for the nomination of director candidates must be received 60 days prior to our 2010 annual meeting for consideration, but such candidate proposals may not be included in our proxy materials if we do not receive them on or before November 16, 2009. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

If the date of our 2010 annual meeting is a date that is not within 30 days before or after May 14, 2010, the anniversary date of our 2009 annual meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of the 2010 annual meeting of our shareholders is mailed or (ii) public disclosure of the date the 2010 annual meeting is made, including disclosure in a Quarterly Report on Form 10-Q filed by us with the Securities and Exchange Commission.

Our management may vote proxies in their discretion regarding these proposals if (1) we do not receive notice of the proposal on or prior to November 16, 2009, or (2) we receive written notice of the proposal on or prior to November 16, 2009, describe the proposal in our proxy statement relating to the 2010 annual meeting of our shareholders and state how the management proxies intend to vote with respect to such proposal.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

March 20, 2009

PICO Holdings, Inc.

000004

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose Proxies one of granted the two by voting these methods are valid under California law.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m. submitted , Central Time, by the on Internet May 15, or 2009. telephone must be received by

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

A Proposals — The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposal 2. +

1. Election of Directors: For Withhold For Withhold

01—S. Walter Foulkrod, III, Esq. 02—Richard D. Ruppert, MD

For Against Abstain

2. Ratification audit of the of Company’s Deloitte & 2009 Touche financial LLP to statements. perform the annual

In their discretion, the proxies are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment thereof. This THIS proxy, PROXY when WILL properly BE VOTED executed, FOR will EACH be voted OF THE in the DIRECTOR manner directed NOMINEES herein LISTED by the undersigned IN PROPOSAL shareholder. 1 AND FOR IF PROPOSAL NO DIRECTION 2. IS MADE,

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 2 0 9 4 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 010GMB

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — PICO Holdings, Inc.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard H. Sharpe and Damian C. Georgino, or either of them acting alone, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent, and to vote as designated below, all the shares of Common Stock of PICO Holdings, Inc. (the “Company”) held of record by the undersigned on March 16, 2009 at the Annual Meeting of Shareholders of the Company to be held at the Museum of Contemporary Art, Coast Room, 700 Prospect Street, La Jolla, California 92037 on May 15, 2009 at 3:00 p.m. (PDT), and at any adjournment thereof. The Board of Directors recommends a vote FOR Items 1 and 2.

1. To elect two Directors for terms of three years ending in 2012. The nominees are S. Walter Foulkrod, III, Esq. and Richard D. Ruppert, MD.

2. To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the annual audit of the Company’s 2009 financial statements.

When properly executed, these instructions will be voted in the manner directed on the reverse side of this card. IF YOU DO NOT PROVIDE DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AND, IN THE DISCRETION OF THE PROXIES APPOINTED ABOVE, SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE REVERSE.

SEE REVERSE SIDE